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                                                                      EXHIBIT 12

                    LEGGETT & PLATT, INC. AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Amounts in million of dollars)

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
                                     Six months
                                       ended                       Year ended
                                      June 30,                    December 31,
                                        1999       1998     1997     1996     1995     1994
Earnings
  Income from continuing operations
     before income taxes              $ 220.2    $ 395.6  $ 333.3  $ 249.7   $ 220.6  $ 196.3

  Interest expense (excluding
    amount capitalized)                  19.4       38.5     31.8     30.0      30.4     26.0

  Portion of rental expense under
    operating leases representative
    of an interest factor                 3.7        6.7      6.1      5.5       5.1      4.7
                                      -------    -------  -------  -------   -------  -------
Total earnings                        $ 243.3    $ 440.8  $ 371.2  $ 285.2   $ 256.1  $ 227.0
                                      -------    -------  -------  -------   -------  -------



Fixed charges
  Interest expense
    (including amount capitalized)    $  19.7    $  39.2  $  32.7  $  31.0   $  31.4  $  26.6

  Portion of rental expense under
    operating leases representative
    of an interest factor                 3.7        6.7      6.1      5.5       5.1      4.7
                                      -------    -------  -------  -------   -------  -------
Total fixed charges                   $  23.4    $  45.9  $  38.8  $  36.5   $  36.5  $  31.3
                                      -------    -------  -------  -------   -------  -------
Ratio of earnings to fixed charges       10.4        9.6      9.6      7.8       7.0      7.3
                                      -------    -------  -------  -------   -------  -------
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